UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)		January 28, 2004
TRUE RELIGION APPAREL, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-72802	98-0352633
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
201 East Arena Street, El Segundo, California 90245
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		310.615.1978
N/A
(Former name or former address, if changed from last report)

Item 5. Other Events and Regulation FD Disclosure.

We recently completed our exhibition in the 65th PITTI IMMAGINE UOMO Exhibition "Autumn/Winter 2004/2005 collections" in Florence, Italy held January 8-11, 2004. The PITTI is the premier, exclusive fashion exhibition in Europe and is an invitation-only event. At the PITTI show, through our Italian distributor, we received orders for immediate delivery from 20 stores in Italy totalling approximately 1,000 pairs of denim jeans.

In addition, we have received an order for immediate delivery for 2,400 pairs of jeans from our German distributor, Unifa (United Fashion Agency). Unifa will also be exhibiting True Religion Brand Jeans at the upcoming Bread and Butter show in Berlin, Germany.

True Religion Brand Jeans exhibited at the recent Intermezzo Women's apparel show (January 19-21st) in New York to great success placing orders for $250,000 of denim jeans for deliveries through April plus an additional $350,000 in orders at the Los Angeles Market. True Religion Brand Jeans is exhibiting at the Men's Project show in New York (January 26-28th) and will be exhibiting at the two major shows in February-MAGIC (men's in Las Vegas) and Coterie (women's in New York). In total, we have outstanding sales orders for approximately 28,000 pairs of True Religion Brand Jeans valued at $2,000,000.

Item 12. Results of Operation and Financial Condition.

We recently closed a private placement with investors outside the United States for proceeds of $1,000,000 through the sale of 900,000 units at a purchase price of $1.1111 per unit. Each Unit consists of one common share and a share purchase warrant that entitles the holder to purchase one additional share at an exercise price of $1.11 for up to 2 years.

For the fourth quarter of 2003 (October-December), our sales of denim jeans totalled $1,300,000 (unaudited) representing a 85% sales increase over the previous quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE RELIGION APPAREL, INC.

/s/ Charles Lesser
Charles Lesser, Chief Financial Officer

Date: January 28, 2004